


MIDSOUTH BANCORP, INC. AND SUBSIDIARIES                               EXHIBIT 11
COMPUTATION OF EARNINGS PER SHARE  (Unaudited)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2000 AND 1999


                                    Second Quarter   Second Quarter   Year-to-Date     Year-to-Date
                                      June 30,         June 30,         June 30,         June 30,
BASIC                                   2000             1999             2000             1999
                                    ______________   ______________   ____________     ____________
Earnings:
    Income applicable to common
      stock                            $756,154         $634,954       $1,266,363       $1,198,421
                                    =============     ============    ============     ============
Shares:
    Weighted average number of
      common shares outstanding       2,500,019        2,450,164        2,485,285        2,444,740
                                    =============     ============    ============     ============

Earnings per common share:
    Income applicable to common
      stock                               $0.30            $0.26            $0.51            $0.49
                                    =============     ============    ============     ============


DILUTED

Earnings:
    Net income                         $791,559         $667,857       $1,339,827       $1,264,707
                                    =============     ============    ============     ============

Weighted average number of
    common shares outstanding         2,500,019        2,450,164        2,485,285        2,444,740

    Assuming exercise of options,
      reduced by the number of
      shares which could have
      been purchased with the
      proceeds from exercise of
      such options at the
      average issue price                28,342           56,160           32,851           56,750

    Assuming conversion of
      preferred stock at a
      conversion rate of 1
      to 2.998 shares                   440,490          461,431          446,294          466,705
                                    _____________     ____________    ____________     ____________
    Weighted average number of
      common shares outstanding,
      as adjusted                     2,968,851        2,967,755        2,964,430        2,968,195
                                    =============     ============    ============     ============


Fully diluted earnings per
  common share                            $0.27            $0.23            $0.45            $0.43
                                    =============     ============    ============     ============
